Exhibit 10.1

Essential Utilities, Inc.

Non-Employee Directors’ Compensation, effective January 1, 2025

At its regularly scheduled meeting on December 11, 2024, the Board of Directors of Essential Utilities, Inc., upon the recommendation of its Executive Compensation Committee and its Corporate Governance Committee, approved increases in the annual cash and annual stock retainer paid to all non-employee directors. Following such approval, the compensation program for non-employee directors of Essential Utilities, Inc. is:

•	an annual cash retainer of $110,000;
•	an additional annual cash retainer for the Chair of the Executive Compensation Committee of $15,000;
•	an additional annual cash retainer for the Chair of the Audit Committee of $20,000;
•	an additional annual cash retainer for the Chair of the Corporate Governance Committee of $15,000;
•	an additional annual cash retainer for the Chair of the Risk Mitigation Committee of $15,000;
•	an additional annual cash retainer for the Lead Independent Director of $30,000; and
•	an annual stock grant to non-employee directors of $135,000.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board or Committee meetings.